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                                                                      EXHIBIT 5

                     [KINDEL & ANDERSON L.L.P. LETTERHEAD]


                                AUGUST 27, 1996

                                                                      57471-000





Wilshire Technologies, Inc.
5441 Avenida Encinas, Suite A
Carlsbad, California 92008

Gentlemen:

        This opinion is delivered to you in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an additional 2,557,182 shares of Common Stock, no par value, of Wilshire Technologies, Inc. (the "Company") that may be issued (1) on exercise of options granted or to be granted under the Company's 1992, 1993 and 1995 Stock Option Plans and (2) on exercise of non-qualified stock options not granted under such Plans.

        It is our opinion that the 2,557,182 shares of Common Stock issuable upon the exercise of these options have been duly authorized, and, when issued and paid for in accordance with the terms of the options, will be legally issued, fully-paid and nonassessable.

        Gilbert E. Haakh, Of Counsel to this firm, is Assistant Secretary (non-employee) of the Company and owns an option to purchase 15,000 shares of its Common Stock.



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[KINDEL & ANDERSON L.L.P. LETTERHEAD]

Wilshire Technologies, Inc.
August 27, 1996
Page 2



        We consent to the filing of this opinion as Exhibit 5 to the above-mentioned Registration Statement and to the reference therein to our firm in connection therewith.

                                                Very truly yours,



                                                /s/ GILBERT E. HAAKH
                                                --------------------------------
                                                of KINDEL & ANDERSON L.L.P.

GEH:cbc
Enclosure



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